Exhibit 99.1
NAVISTAR FINALIZES $200 MILLION ASSET BASED LOAN AGREEMENT
     WARRENVILLE, Ill. — June 15, 2007 — Navistar International Corporation (Other OTC: NAVZ) announced today that International Truck & Engine Corporation, the company’s principal operating subsidiary, signed a definitive loan agreement relating to a five-year senior inventory secured, asset-based revolving credit facility in an aggregate principal amount of $200,000,000. The facility is secured by domestic manufacturing plant and service parts inventory as well as used truck inventory. The facility was arranged by Credit Suisse, Bank of America, N.A. and JPMorgan Chase Bank, N.A. Credit Suisse is the lead arranger and Bank of America is the collateral agent.
     The new loan facility matures in June 2012. All borrowings under the new loan facility will accrue interest at a rate equal to a base rate or an adjusted LIBOR rate plus a spread. The spread, which will be based on an availability-based measure, ranges from 125 basis points to 175 basis points for LIBOR borrowings. The initial LIBOR spread is 150 basis points. Borrowings under the facility are available for general corporate purposes.
     Navistar International Corporation (Other OTC: NAVZ) is a holding company whose wholly owned subsidiaries produce International(R) brand commercial trucks, MaxxForce brand diesel engines, IC brand school buses, and Workhorse brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. Another wholly owned subsidiary offers financing services. Additional information is available at www.Navistar.com.